Exhibit 11.1

                   NEWMIL BANCORP, INC.
       COMPUTATION OF NET INCOME PER COMMON SHARE
         (in thousands except per share amounts)




                                                 Three month
                                                 period ended
                                               2003         2002
-------------------------------------------------------------------
Net income
Net income - basic and diluted	             $1,827       $1,717
===================================================================

Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
     outstanding - basic                      4,230        4,382
Assumed conversion as of the
     beginning of each period or upon
     issuance during a period of stock
     options outstanding at the end
     of each period                             435          494
Assumed purchase of treasury stock
     during each period with proceeds
     from conversion of stock options
     outstanding at the end of each
     period                                    (215)        (279)
-------------------------------------------------------------------
Weighted average common and common
     equivalent stock outstanding
     - diluted                                4,450        4,597
===================================================================

Earnings Per Common and Common
Equivalent Share
Basic                                         $0.43        $0.39
===================================================================
Diluted                                       $0.41        $0.37
===================================================================
